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                                                                     EXHIBIT 4.6

                               AMENDMENT AGREEMENT

     AMENDMENT No. 1 (this "Amendment"), dated as of September 28, 2006, is entered into by and among Inspiration Partners Limited, an international business company incorporated under the laws of the British Virgin Islands (the "Investor"), Yingli Green Energy Holding Company Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the "Company"), Yingli Power Holding Company Ltd., a company with limited liability incorporated and existing under the laws of the British Virgin Islands (the "Holdco"), and Mr. Liansheng Miao (together with the Holdco, the "Founders") (all of the foregoing parties, collectively, the "Existing Parties"), and TB Management Ltd., a business company incorporated under the laws of the British Virgin Islands ("TB Management") to amend (1) the Series A Preferred Share Purchase Agreement (the "Purchase Agreement"), dated as of September 20, 2006, by and among the Existing Parties and (2) the Shareholders Agreement dated as of September 20, 2006, by and among the Existing Parties (the "Shareholders Agreement", and together with the Purchase Agreement, the "Agreements"). Unless otherwise indicated below, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

                                   WITNESSETH:

     WHEREAS, the parties have entered into the Agreements; and

     WHEREAS, pursuant to and in accordance with Section 10.06 of the Purchase Agreement and Section 21.6 of the Shareholders Agreement, the parties wish to amend the Agreements as set forth in this Amendment;

     NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

     Section 1. Employee Stock Option Plan. The Existing Parties agree that the Primary ESOP Percentage (as defined in the Shareholders Agreement) shall be up to five percent (5%) of all Ordinary Shares Equivalent (as defined in the Shareholders Agreement) immediately after the Closing, excluding the Warrant (namely, up to 3,394,054 Ordinary Shares), up to four percent (4%) of which shall be in the form of restricted shares (namely, up to 2,715,243 Ordinary Shares) and up to one percent (1%) of which shall be in the form of stock options (namely, up to 678,811 Ordinary Shares). The Existing Parties agree that such employee stock option plan, whether in the form of restricted shares or stock options, shall be established in a form to the reasonable satisfaction of the Investor. The Existing Parties further agree that the Secondary ESOP Percentage (as defined in the Shareholders Agreement) shall be zero.

     Section 2. Warrant. The Company agrees to grant a warrant to TB Management at Closing substantially in the form of Annex A hereto (the "Warrant").

     Section 3. Exhibit A to the Purchase Agreement. The following shall be added to Exhibit A of the Purchase Agreement:

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     "The Warrant, dated as of the Closing Date, granted by the Company at
Closing substantially in the form of Annex A to the Amendment Agreement, dated as of September 27, 2006, among the parties hereto."

     Section 4. Registration Rights of the Shareholders Agreement.

     (a) TB Management agrees to adhere to and be bound by Sections 7 through 18, 21.2, 21.6, 21.8 and 21.9 of the Shareholders Agreement thereunder as if it were a "Holder" or "Investor" (as the case may be) to the Shareholders Agreement.

     (b) The Existing Parties agree that TB Management shall be entitled to the benefit of all rights given in Sections 7 through 18, 21.2, 21.6, 21.8 and 21.9 of the Shareholders Agreement thereunder as if TB Management were a "Holder" or "Investor" (as the case may be) to the Shareholders Agreement.

     (c) The Existing Parties agree that the definition of "Registrable Securities" in the Shareholders Agreement shall be replaced in its entirety with the following:

     "REGISTRABLE SECURITIES" means (a) the Ordinary Shares issued or issuable upon conversion or exercise of any of the Series A Preferred Shares (b) the Ordinary Shares issued or issuable upon the exercise of the Warrant, and (c) Ordinary Shares issued or issuable pursuant to stock splits, stock dividends and similar distributions to the Investor, or in exchange for or in replacement of the Ordinary Shares referred to clause (a) or (b) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under Sections 7 or 8 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 10."

     Section 5. No Assignment; Binding Effect. Neither this Amendment nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so shall be void, except that the Investor may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve the Investor of its obligations hereunder. Subject to the preceding sentence, this Amendment is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

     Section 6. No Third Party Beneficiary. The terms and provisions of this Amendment are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

     Section 7. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Except as amended by this Amendment, the Agreements shall continue in full force and effect.

     Section 8. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is


                                       2

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not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

     Section 9. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 10. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such jurisdiction, without giving effect to the conflicts of laws principles thereof.

     Section 11. Dispute Resolution. Any dispute arising from or in connection with this Amendment shall be resolved in accordance with Section 21.2 of the Shareholders Agreement.


                                       3

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

                                        INSPIRATION PARTNERS LIMITED


                                        By: /s/ Shujun Li
                                            ------------------------------------
                                        Name: Shujun Li
                                        Title: Director


                                        TB MANAGEMENT LTD.


                                        By: /s/ Shujun Li
                                            ------------------------------------
                                        Name: Shujun Li
                                        Title: Director


                                        YINGLI GREEN ENERGY HOLDING COMPANY
                                        LIMITED


                                        By: /s/ Liansheng Miao
                                            ------------------------------------
                                        Name: Liansheng Miao
                                        Title: Chairman and Chief Executive
                                               Officer


                                        YINGLI POWER HOLDING COMPANY LTD.


                                        By: /s/ Liansheng Miao
                                            ------------------------------------
                                        Name: Liansheng Miao
                                        Title: Director


                                        /s/ Liansheng Miao
                                        ----------------------------------------
                                        Liansheng Miao


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                                     ANNEX A

                                 FORM OF WARRANT